SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report(Date of earliest event reported): October 31, 1997


                              KVH Industries, Inc.
             (Exact name of Registrant as specified in its charter)




             Delaware                                        05-0420589
    (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                       Identification No.)



              50 Enterprise Center, Middletown, Rhode Island 02842
               (Address of principal executive offices) (Zip code)

                               (401) - 847 - 3327
               (Registrant's telephone number including area code)


                                 Not applicable
         (Former name and former address, if changed since last report)


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tem 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On November 3, 1997, the Company entered into an agreement acquiring the tangible and intangible assets of Andrew Corporation's Sensor Products product line. The consideration the Company paid to acquire the sensor products assets was approximately $1.8 million in cash and warrants to purchase 50,000 shares of the Company's common stock at a price of $8.00 per share. The assets purchased include physical inventories, fixed assets utilized in the manufacture of both raw fiber and sensor components and ninety patents, made up of sixty-four issued patents and twenty-six pending patents. The consideration paid for the acquisition of the sensor products assets was arrived at based upon the book value of the assets acquired, as recorded by Andrew Corporation. The source of the funds to purchase the sensor products assets was the Company's internal cash balances. The Company intends to utilize the assets acquired to continue to manufacture fiber optic gyroscope ("FOG") based sensor systems and components. The acquisition of FOG technology allows the Company's to enhance current product offerings providing improved antenna tracking and enhanced navigational accuracy.

     A copy of the purchase agreement and common stock purchase warrant are attached hereto as Exhibit 2 and Exhibit 99 incorporated herein by reference.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     The Company will provide the financial statements by amendment to the initial filing of the Current Report on Form 8-K within sixty days of the date of this report if it is determined that the asset acquisition meets the "significance" test.

         (C)      Exhibits

         Exhibit Number                     Exhibit

              EX-2 Asset Purchase Agreement between KVH Industries, Inc. and Andrew Corporation Dated as of
                               October 30, 1997

             EX-99             Common Stock Purchase Warrant

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    KVH Industries, Inc.

November 14, 1997                    By:  /S/Richard C. Forsyth
         Date                             Richard C. Forsyth
                                          Chief Financial and Accounting Officer




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                             EXHIBIT INDEX

Exhibit Number                                 Exhibit

      EX-2 Asset Purchase Agreement between KVH Industries, Inc. and Andrew Corporation Dated as of October 30, 1997

      EX-99           Common Stock Purchase Warrant